Exhibit 99.1

OLD SECOND BANCORP, INC.

Traded: NASDAQ NMS

Symbol: OSBC

For Immediate Release

July 15, 2003

For additional information contact:

Doug Cheatham, SVP & CFO

(630) 906-5484

Old Second Bancorp, Inc. earned $0.75 per share in the second quarter of 2003, an increase of 17.2% over 64 cents in the second quarter of 2002. Old Second earned $1.45 per share in the first half of 2003, an 11.54% increase over the $1.30 per share for the first half of 2002. Net income was $10.8 million in the first half and $5.6 million in the second quarter of 2003, compared with $9.8 million in the first half and $4.8 million in the second quarter of 2002.  Earnings were enhanced by strong asset growth and a significant increase in noninterest income.

Growth in loans and deposits continued through the first half of 2003.  Total loans increased to $1.18 billion as of June 30, 2003, an increase of $120.8 million, or 11.37% from $1.06 billion as of December 31, 2002.  At the same time, deposits increased to $1.48 billion at June 30, 2003, an increase of $93.5 million or 6.72% as of December 31, 2002.

Net interest income for the first half of 2003 grew 8.81%, to $30.3 million on the strength of continued asset growth.  The net interest margin declined to 4.03% in the first half of 2003 compared to 4.51% one year earlier.  Net interest margin was 4.07% for the second quarter of 2003 and 3.99% in the first quarter of 2003.  Given the Company’s mix of interest bearing liabilities and interest earning assets, the net interest margin could be expected to decline in a falling interest rate environment.

Non-interest income increased from $10.9 million in the first half of 2002 to $15.3 million in the first half of 2003, a 40.3% increase.  This was primarily due to the increase in the gains on sales of mortgage loans and secondary mortgage fees resulting from the higher volume in residential mortgage originations as a result of the decrease in interest rates.

Net charge-offs during the first half of 2003 were $603,000 compared to $1,000 in the first half of 2002.  The Company’s provision for loan losses during the first half of 2003 was increased to $1.7 million from $1.6 million during the first half of the previous year.  Management, along with other financial institutions, shares a concern for the possible continued economic situation.  Should the uncertain economic climate continue, borrowers may experience difficulty, and the level of non-performing loans, charge-offs and delinquencies could rise.  Non-performing assets decreased from $5.6 million at year-end 2002 to $3.2 million as of June 30, 2003.

During June, the Company completed its tender offer, for shares of its common stock, in which 723,053 shares were repurchased at $42.50 per share.  The Company also completed the sale of $27.5 million of cumulative trust preferred securities by its subsidiary, Old Second Capital Trust I (Nasdaq: OSBCP). An additional $4.1 million of cumulative trust preferred securities was sold in the first week of July, 2003.  The total cash payment required to complete the tender offer was approximately $30.7 million, which was funded by the sale of trust preferred securities and available corporate funds.

Old Second Bancorp, Inc. currently has twenty-three banking locations and four mortgage banking offices located in Kane, Kendall, DeKalb, DuPage, and LaSalle counties in Illinois.

Forward Looking Statements: This report may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Old Second Bancorp, Inc.

Financial Highlights (Unaudited)

(Dollars in thousands except per share data)

	Quarter Ended June 30,		Year to Date June 30,		Year-ended December 31,
	2003	2002	2003	2002	2002

Income Statement:
Net interest income	$15,635	$14,038	$30,259	$27,808	$57,482
Provision for loan losses	886	775	1,741	1,605	3,805
Non-interest income	7,928	5,353	15,338	10,936	25,276
Non-interest expense	13,831	11,347	26,987	22,303	48,056
Income taxes	3,207	2,476	6,023	5,064	10,751
Net income	5,639	4,793	10,846	9,772	20,146

End of Period Balances:
Loans, net of unearned income	$1,182,640	$963,627	$1,182,640	$963,627	$1,061,867
Deposits	1,484,172	1,284,157	1,484,172	1,284,157	1,390,661
Stockholders’ equity	110,966	125,974	110,966	125,974	133,076
Total earning assets	1,613,959	1,398,889	1,613,959	1,398,889	1,523,149
Total assets	1,709,206	1,477,327	1,709,206	1,477,327	1,608,087

Average Balances:
Loans, net of unearned income	$1,151,509	$938,196	$1,115,380	$920,355	$969,982
Deposits	1,412,185	1,190,560	1,401,038	1,152,789	1,254,673
Stockholders’ equity	139,827	125,227	137,725	124,928	127,155
Total earning assets	1,578,134	1,304,236	1,550,540	1,279,534	1,379,516
Total assets	1,657,292	1,371,045	1,628,751	1,345,611	1,451,131

Per Share Data:
Basic earnings per share	$0.76	$0.64	$1.46	$1.31	$2.71
Diluted earnings per share	$0.75	$0.64	$1.45	$1.30	$2.69
Dividends declared per share	$0.20	$0.20	$0.40	$0.35	$0.75
Book value per share	$16.57	$17.02	$16.57	$17.02	$18.00
Tangible book value per share	$16.06	$16.51	$16.06	$16.51	$17.52
Average number of shares outstanding	7,412,559	7,440,139	7,413,451	7,483,030	7,429,882
Ending number of shares outstanding	6,697,452	7,403,605	6,697,452	7,403,605	7,393,104

Profitability Ratios (annualized):
Return on average assets	1.36%	1.40%	1.34%	1.46%	1.39%
Return on average equity	16.18%	15.35%	15.88%	15.77%	15.84%
Net interest margin (tax equivalent)	4.07%	4.45%	4.03%	4.51%	4.28%

Asset Quality:
Nonperforming assets	$3,168	$4,875	$3,168	$4,875	$5,575
Net charge offs	234	(146)	603	1	349
Allowance for loan losses	16,907	13,917	16,907	13,917	15,769
Allowance for loan losses to loans	1.43%	1.44%	1.43%	1.44%	1.49%

37 South River Street, Aurora, IL 60506-4172  •  (630) 892-0202  •  02bancorp.com